UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 28, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On Monday, September 26, 2005, Northwest Airlines, Inc. (“Northwest”) made a payment of approximately $1.6 million to Mesaba Aviation, Inc. (“Mesaba”), a wholly owned subsidiary of MAIR Holdings, Inc. (the “Company”).  The payment due was for services provided by Mesaba to Northwest from September 1 through September 15.  However, due to Northwest’s bankruptcy petition filed on September 14, 2005, Northwest paid only that portion of the payment attributable to services provided post-petition.  Mesaba estimates the total amount of its prepetition claim with Northwest to be approximately $28 million.

Although Northwest’s most recent payment indicates its intent to pay Mesaba for services provided following the date of Northwest’s bankruptcy filing, Northwest has also significantly reduced the number of flights Mesaba will operate for Northwest.  Specifically, Northwest will remove nine Avro Regional Jets (“Avros”) from service effective October 31, 2005, and Northwest provided Mesaba with notice of its intent to terminate the leases for all 35 of the Avros effective December 20, 2005.  The aggregate effect of these actions will significantly reduce Mesaba’s revenue and will lead to losses in the Company’s third and fourth fiscal quarters.   Mesaba continues to assess all available alternatives, and the Company, as the sole shareholder of Mesaba, continues to separately assess the impact of the various alternatives available to Mesaba.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel